ON DECK CAPITAL, INC.
CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between [ ] (“Executive”) and On Deck Capital, Inc., a Delaware corporation (the “Company”), effective as of [ ] (the “Effective Date”).
RECITALS
1.The Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) believes that it is in the best interests of the Company and its stockholders (i) to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat, or occurrence of a Change in Control and (ii) to provide Executive with an incentive to continue Executive’s employment prior to a Change in Control and to motivate Executive to maximize the value of the Company upon a Change in Control for the benefit of its stockholders.
2.    The Committee believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment under certain circumstances. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control.
3.    Certain capitalized terms used in the Agreement are defined in Section 7 below.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.    Term of Agreement. This Agreement will have an initial term of three years commencing on the Effective Date (the “Initial Term”). On the third anniversary of the Effective Date and each anniversary thereafter, this Agreement will renew automatically for an additional one year term (an “Additional Term”), unless either party provides the other party with written notice of non-renewal at least 90 days prior to the date of automatic renewal. If a Change in Control occurs when there are fewer than 12 months remaining during the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is 12 months following the effective date of the Change in Control. If Executive becomes entitled to benefits under Section 4 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied. For clarity, an election by the Company not to renew this Agreement for an Additional Term will not be deemed to be a termination of Executive’s employment without Cause or grounds for a resignation for Good Reason and, accordingly, Executive will not be eligible for severance benefits under Section 4.

2.    At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. As an at-will employee, either the Company or the Executive may terminate the employment relationship at any time, with or without Cause.
3.    Treatment of Equity Awards that are Not Assumed or Substituted for in the Event of a Change in Control. In the event of a Change in Control where the successor corporation does not assume the Equity Award or substitute the Equity Award for a substantially similar award with the same or more favorable vesting schedule as the Equity Award, then the Equity Award will vest in full and Executive will have the right to exercise all of Executive’s outstanding stock options and stock appreciation rights, including shares as to which such Equity Awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to Equity Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if a stock option or stock appreciation right is not assumed or substituted for in the event of a Change in Control, the Company will notify Executive in writing or electronically that the stock option or stock appreciation right will be exercisable for a period of time determined by the Board in its sole discretion, and the stock option or stock appreciation right will terminate upon the expiration of such period.
4.    Severance Benefits.
(a)    Termination without Cause Unrelated to a Change in Control. If the Company terminates Executive’s employment with the Company without Cause (excluding death or Disability) and such termination occurs outside of the Change in Control Period, then subject to Section 5, Executive will receive the following:
(i)    Accrued Compensation. The Company will pay Executive all expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.
(ii)    Continuing Severance Payments. Executive will be paid continuing payments of severance pay at a rate equal to Executive’s base salary rate, as then in effect, for 12 months from the date of such termination of employment (the “Continuance Period”), to be paid periodically in accordance with the Company’s normal payroll policies. Severance payments during the Continuance Period will not commence until, the first Company payroll following the Release Deadline (as defined below), or, if later, such time as required by Section 5(c). Except as required by Section 5(c), any installment payments that would have been made to Executive during the 60 day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the first Company payroll following the Release Deadline and the remaining payments will be made as provided in this Agreement.
(iii)    Pro-Rated Bonus Payment. Executive will be eligible to receive a portion of Executive’s incentive compensation payment for the fiscal year of the qualified termination of employment, pro-rated based on time employed during the fiscal year (the “Pro-Rated Bonus”). Payment of the Pro-Rated Bonus will be subject to the terms and conditions of the underlying incentive compensation plan and, accordingly, will only be paid only to the extent that performance metrics in the plan are achieved. The Pro-Rated Bonus will be paid at the same time as payments to other executives in the applicable incentive compensation plan, and in all cases no later than March 15th of the year following the year of the qualified termination of employment, subject to Section 5(c). Notwithstanding Section 11(b) of this Agreement, the benefit under this clause (iii) may be unilaterally amended and replaced by the Company with a substantially similar benefit in order to comply Section 162(m) of the Code.
(iv)    Continuation Coverage. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of 12 months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy.
(v)    Accelerated Vesting of Certain Equity Awards. 50% of Executive’s then‑unvested stock options, time-based restricted stock units, and other time-based Equity Awards will become vested.
(b)    Termination without Cause or Resignation for Good Reason in Connection with a Change in Control. If the Company terminates Executive’s employment with the Company without Cause (excluding death or Disability) or if Executive resigns from such employment for Good Reason, and, in each case, such termination occurs during the Change in Control Period, then subject to Section 5, Executive will receive the following:
(i)    Accrued Compensation. The Company will pay Executive all expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.
(ii)    Severance Payment. Executive will receive a lump-sum payment (less applicable withholding taxes) equal to 12 months of Executive’s annual base salary as in effect immediately prior to Executive’s termination date. For the avoidance of doubt, if (x) Executive incurred a termination prior to a Change in Control that qualifies Executive for severance payments under Section 4(a)(ii); and (y) a Change in Control occurs within the three-month period following Executive’s termination of employment that qualifies Executive for the superior benefits under this Section 4(b)(ii), then Executive shall be entitled to a lump-sum payment of the amount calculated under this Section 4(b)(ii), less amounts already paid under Section 4(a)(ii) and such amount lump-sum amount shall be payable upon the later of: (A) the Change in Control, (B) the first Company payroll following the Release Deadline; or (C) such later date required by Section 5(c).
(iii)    Bonus Payment. Executive will receive a lump-sum payment equal to 100% of Executive’s target bonus as in effect for the fiscal year in which the termination of employment occurs. Payment will be made on the first Company payroll following the Release Deadline, subject to Section 5(c).
(iv)    Pro-Rated Bonus Payment. Executive will receive the Pro-Rated Bonus assuming target level of achievement. Payment will be made on the first Company payroll following the Release Deadline, subject to Section 5(c).
(v)    Continuation Coverage. If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of 12 months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy.
(vi)    Accelerated Vesting of Equity Awards. 100% of Executive’s then‑outstanding and unvested Equity Awards will become vested in full. If, however, an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to 100% of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s).
(c)    Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason during the Change in Control Period) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
(d)    Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to Executive’s death, then Executive will not be entitled to receive any other severance or other benefits, except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.
(e)    Exclusive Remedy. In the event of a termination of Executive’s employment as set forth in Section 4(a) or (b) of this Agreement, the provisions of Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 4 of this Agreement.

5.    Conditions to Receipt of Severance
(a)    Release of Claims Agreement. The receipt of any severance payments or benefits (other than the accrued benefits set forth in either Sections 4(a)(i) or 4(b)(i)) pursuant to this Agreement is subject to Executive signing and not revoking the Company’s customary separation and release of claims agreement (the “Release”), which must become effective and irrevocable no later than the 60th day following Executive’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable.
(b)    Confidential Information and Invention Assignment Agreement and Restrictive Covenants. Executive’s receipt of any payments or benefits under Section 4 (other than the accrued benefits set forth in either Sections 4(a)(i) or 4(b)(i)) will be subject to Executive continuing to comply with the terms of the Protection Agreement between the Company and Executive as such agreement may be amended and/or superseded from time to time (the “Protection Agreement”), the Executive Non-Compete Agreement between the Company and Executive dated [ ] (the “Non-Compete Agreement”) and the Release.
(c)    Section 409A.
(i)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A‑1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(ii)    It is intended that none of the severance payments under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 5(c)(iv) below or resulting from an involuntary separation from service as described in Section 5(c)(v) below.
(iii)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
(iv)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.
(v)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.
(vi)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A.
6.    Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits under Section 4 will be either:
(a)    delivered in full, or
(b)    delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), (iii) cancellation of accelerated vesting of equity awards; (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.
Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6 will be made in writing by the Company’s independent public accountants immediately prior to a Change in Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 6.
7.    Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
(a)    “Cause” means:
(i)        an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee;
(ii)    Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or embezzlement;
(iii)    Executive’s gross misconduct;
(iv)    Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company;
(v)    Executive’s willful breach of any obligations under any written agreement or covenant with the Company;
(vi)    Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Executive’s cooperation; or
(vii)    Executive’s continued failure to perform Executive’s employment duties after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.
(b)    “Change in Control” has the meaning ascribed to it in the Company’s 2014 Equity Incentive Plan.
(c)    “Change in Control Period” means the period beginning three months prior to, and ending 12 months following, a Change in Control.
(d)    “Code” means the Internal Revenue Code of 1986, as amended.

(e)    “Disability” means that Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(f)    “Equity Awards” means Executive’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.
(g)    “Good Reason” means Executive’s voluntary termination, within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent:
(i)    a material reduction of Executive’s duties, authority or responsibilities;
(ii)    a material reduction in Executive’s base salary other than a one-time reduction of not more than 10% that also is applied to substantially all of the Company’s other executive officers; or;
(iii)    a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than 50 miles from Executive’s then present location will not be considered a material change in geographic location.
Executive may not resign for Good Reason without first providing the Company with written notice within 90 days of the initial existence of the condition that Executive believes constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than 30 days following the date of such notice.
For purposes of the “Good Reason” definition, the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.
(h)    “Section 409A Limit” means two times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
8.    Successors.
(a)    The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.
(b)    Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
9.    Notice.
(a)    General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when sent electronically or personally delivered when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, notices will be sent to the e-mail address or addressed to Executive at the home address, in either case which Executive most recently communicated to the Company in writing. In the case of the Company, electronic notices will be sent to the e-mail addresses of the Chief Executive Officer and the General Counsel and mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Chief Executive Officer and General Counsel.
(b)    Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than 90 days after the giving of such notice).
10.    Resignation. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its affiliates voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect Executive’s resignation.
11.    Miscellaneous Provisions.
(a)    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.
(b)    Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(d)    Entire Agreement. This Agreement, together with the Protection Agreement and the Non-Compete Agreement, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including, but not limited to, any rights to any severance and/or change in control benefits set forth in Executive’s original offer letter, any prior severance agreement, including Executive’s Change in Control and Severance Agreement with the Company dated [ ], and/or any accelerated vesting terms set forth in an individual Equity Award agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless it is in a writing that specifically mentions this Agreement and that is signed by Executive and by an authorized officer of the Company (other than Executive).
(e)    Choice of Law; Venue. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of New York (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in New York County.
(f)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
(g)    Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.
(h)    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.
COMPANY    ON DECK CAPITAL, INC.
By:
Title:
Date:

EXECUTIVE    By:
Date:

[signature page of the Change in Control and Severance Agreement]